UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2007

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On August 23, 2007, Sonic Solutions (the “Company”) issued a press release regarding its selected preliminary financial results for the first quarter ended June 30, 2007. A copy of the press release, dated August 23, 2007, is attached hereto as Exhibit 99.1.

The Company’s selected preliminary results and guidance may be adjusted as a result of the expected restatement of historical results. As previously announced on February 1, 2007, the Company has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee and company management have concluded that, under applicable accounting guidance, the Company lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and the Company’s board of directors, has determined that the Company’s annual and interim financial statements may no longer be relied upon.

The Company believes it will have to record additional cash and non-cash charges for stock-based compensation expense and restate previous financial statements, and that such charges will be material. The Company is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. The Company intends to file its restated financial results and related periodic reports as quickly as possible.

All results, guidance, and revenue recognition procedural changes reported in Exhibit 99.1 are presented without taking into account any adjustments that may be required, including with respect to either current or previously reported results in connection with any restatement and should be considered preliminary until the Company files its quarterly report on Form 10-Q for the first quarter ended June 30, 2007, its annual report on Form 10-K for the fiscal year ended March 31, 2007, its quarterly report on Form 10-Q for the third quarter ended December 31, 2006 and any required restatement of historical financial statements. Investors are cautioned that Sonic is unable to provide reconciliations to corresponding U.S. Generally Accepted Accounting Principles (“GAAP”) measures for the non-GAAP information provided in this press release due to the ongoing options practice and accounting review. The non-GAAP information includes those measures that exclude stock-based compensation costs and/or other expenses that would otherwise be included in the applicable GAAP measures.

On July 23, 2007, the Company announced that it had received notification that the NASDAQ Listing and Hearing Review Council (the “Listing Council”) has determined to call for review the decision delivered by the NASDAQ Listing Qualifications Panel (the “Panel”). In that decision, which was set forth in a letter received by the Company on April 23, 2007, the Panel had decided to continue the Company’s listing, provided that the Company file its Form 10-Q for the quarter ended December 31, 2006 and its Form 10-K for the period ended March 31, 2007, and solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before July 23, 2007. As previously announced, the filing and holding of an annual meeting were delayed due to the Company’s voluntary review of our historical and current stock option grant practices and related accounting. Concurrent with the call for review, the Listing Council determined to stay the suspension of the Company’s securities by the Panel. Accordingly, pending further action by the Listing Council, the Company’s shares will remain listed on The Nasdaq Global Select Market. The Listing Council has invited the Company to make a submission regarding the status of the options review on or before August 31, 2007.

The information in this Item 2.02 of Form 8-K and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 of Form 8-K and Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

d.	Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit	Description

99.1	Press Release of Sonic Solutions dated August 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
Name: David C. Habiger
Title: President and Chief Executive Officer (Principal Executive Officer)

Date: August 23, 2007